The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC ANNOUNCES PRODUCTION CURTAILMENTS AND
UPDATED THIRD QUARTER GUIDANCE

PLYMOUTH, Minn., Sept. 21, 2015 - In response to current crop nutrient market conditions, primarily related to delayed fertilizer purchases in Brazil and North America, The Mosaic Company (NYSE: MOS) announced today the Company will reduce production in its Potash business by extending maintenance downtime at its Colonsay mine, and maintain planned slower production in its Phosphates business.

Since the Company announced its third quarter guidance on August 4, 2015, domestic and international crop nutrient markets have softened. Currency volatility, lower grain and oilseed prices, political and economic uncertainty, as well as global equity market declines have adversely impacted market sentiment.

"The long-term positive outlook for crop nutrient demand has not changed, but the industry faces some near-term challenges in the current environment. In these times, we will continue to be diligent in looking for opportunities to create shareholder value. It is a time for leadership, and we are managing our production levels to match current demand, controlling our costs, and maintaining our discipline," said Joc O’Rourke, President and Chief Executive Officer.

In light of current market sentiment, volumes are lower than expected, and prices have weakened. Mosaic’s reduced production is expected to impact per unit costs and segment margins. As a result, the Company has provided the following updates to third quarter guidance:

Phosphate volumes are expected to be at the low end of the previously communicated range of 2.1 to 2.4 million tonnes. The average DAP selling price is expected to be in the upper half of our previously provided range of $435 to

$455 per tonne. The Phosphates segment margin rate is expected to be in the low-twenty percent range as previously guided.

Potash volumes are expected to be in the bottom half of the previously communicated range of 1.6 to 2.0 million tonnes. The MOP average selling price is expected to be in the bottom half of the previously announced range of $260 to $280 per tonne. As a result of these developments and lower operating rates, the Potash segment gross margin rate is now expected to be in the high teens, compared to prior guidance of the low- twenty percent range.

International distribution volumes and gross margins remain unchanged, and are expected to be close to the midpoint of previous guidance. Volumes are estimated to be in the range of 1.9 to 2.2 million tonnes and gross margins to be in the range of $20 to $26 per tonne.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the long term ammonia supply agreements with CF, including the risk that the cost savings from the agreements may not be fully realized or that the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of these agreements becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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